Exhibit 99.1

Press Contact:	Investor Relations Contact:
Andrew Goss	Equiti-trend Advisors LLC
VOXUS, Inc.	800-953-3350 Toll-Free
253-853-5151 x224	858-436-3350 Local or International
agoss@voxuspr.com	investors@saflink.com

IdentiPHI, Inc. Announces 1-for-15 Reverse Stock Split

Reverse Stock Split to Take Effect for Company Formerly Known as Saflink on February 19th

AUSTIN, Tex., February 15, 2008 – IdentiPHI, Inc. (formerly known as Saflink Corporation) (OTCBB: SFLK) today announced that its board of directors has approved a 1-for-15 reverse split of its common stock, following approval by its stockholders on February 7, 2008. The reverse stock split will be effective at 12:01 a.m., Eastern Time, on Tuesday, February 19, 2008. In connection with the name change and reverse split, IdentiPHI will be designated a new ticker symbol at the sole discretion of the OTC Bulletin Board, which is still to be determined.

“The reverse split is part of our overall strategy to achieve the optimal capital structure for IdentiPHI,” stated Steve Oyer, Chairman & CEO of IdentiPHI. “With this action we enable ourselves to move towards accomplishing a number of our immediate goals: 1) simplify our investors’ understanding and visibility of our earnings on a per share basis, 2) attract and retain long term institutional shareholders through a higher share price and manageable share count, 3) significantly reduce administrative, transaction and regulatory costs related to the number of shares authorized and outstanding, and 4) move us closer to the opportunity for re-listing of our common stock on the NASDAQ Capital Market or other national exchange.”

The reverse split will reduce the number of shares of IdentiPHI’s common stock outstanding from approximately 823 million to approximately 55 million. Furthermore, proportional adjustments will be made to IdentiPHI’s stock options and other equity incentive awards, equity compensation plans and convertible securities. In addition, the number of authorized shares of common stock will be reduced from 1.5 billion to 100 million.

Upon effectiveness of the reverse split, IdentiPHI stockholders will receive one new share of IdentiPHI for every 15 shares held. Exchange of stock certificates to reflect the reverse stock split is not mandatory. However, registered holders of IdentiPHI common stock who wish to exchange their stock certificates for new post-split certificates should contact IdentiPHI’s transfer agent, Computershare Trust Company, N.A., at 800-962-4284, for instructions. Stockholders with shares in brokerage accounts should contact their brokers with questions.

IdentiPHI will not issue fractional shares as a result of the reverse stock split. For registered stockholders, the transfer agent (Computershare) will aggregate all shares held by each registered stockholder immediately prior to the reverse stock split and will round up each fractional share such that any fractional shares resulting from the aggregation will be converted into the right to receive one whole share of common stock. Stockholders with shares held in brokerage accounts are encouraged to contact their brokers with any questions regarding their procedures for payment of fractional shares.

About IdentiPHI

Headquartered in Austin Texas, IdentiPHI is an innovative technology company offering a comprehensive suite of enterprise security solutions and consulting services. Comprised of experienced partners and thought-leaders in the industry, IdentiPHI is setting the standard for what companies are looking for in a security solution. IdentiPHI solutions deliver enhanced identity assurance throughout the enterprise. The company is defining security technology to meet the evolving challenges of today’s ever changing fast-paced business needs. For more information, call 888-436-8744, or visit www.identiphi.net.

This release contains information about our management’s view of our future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors. These factors include, but are not limited to, risks and uncertainties associated with our financial condition, our ability to sell our products, our ability to compete with competitors and the growth of the security market. In addition, the reduction in the number of outstanding shares is expected to increase the trading price of our common stock, although there can be no assurance that such price will increase in proportion to the ratio of the reverse stock split ratio. The trading price of our common stock depends on many factors, including many which are beyond our control. The higher stock price may increase investor interest and reduce resistance of brokerage firms to recommend the purchase of our common stock. On the other hand, to the extent that negative investor sentiment regarding our common stock is based on our underlying business fundamentals, the reverse split may not overcome such sentiment enough to increase our stock price to a level that consistently exceeds $1.00 per share. Additional factors are included in our annual report on Form 10-K, as well as other documents we periodically file with the Securities and Exchange Commission.